EXHIBIT 99.1

  NEWS RELEASE
----------------
                                                                   [ARCH LOGO]
  Arch Chemicals, Inc.
  501 Merritt 7
  P.O. Box 5204
  Norwalk, CT 06856



                               Investor Contact: MARK E. FAFORD (203) 229-2654

                                  Press Contact: DALE N. WALTER (203) 229-3033



                 ARCH CHEMICALS COMPLETES BIOCIDES ACQUISITION



NORWALK, CT, April 5, 2004 -- Arch Chemicals, Inc. (NYSE: ARJ) reported today that it has completed its previously announced acquisition of the Biocides business of Avecia, which is comprised of a Pool & Spa business and a Protection & Hygiene business. The two businesses had combined sales of approximately $137 million in 2003.

"We are very pleased to add these businesses to our Treatment Products segment. They will greatly complement Arch's existing capabilities in water treatment and industrial biocides and present us with many exciting synergies," said Arch Chemicals' Chairman, President and CEO Michael E. Campbell. "The acquisition of the Pool & Spa business will rapidly accelerate our participation in the specialty pool and spa dealer channel while the Protection & Hygiene business provides opportunities for Arch to expand our product offerings in the industrial and consumer segments of the biocides market," Mr. Campbell added.

Included in the acquisition are manufacturing centers located in the United Kingdom, with additional toll manufacturing and customer support capabilities worldwide.

The total purchase price is approximately $215 million, consisting of $200 million in cash and 669,750 shares of Arch common stock. The purchase price is subject to a post-closing working



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capital adjustment and a $5 million contingent payment based upon future performance of the acquired businesses. The acquisition is expected to be cash and earnings accretive in 2004, excluding synergies.

Mr. Campbell concluded, "Our transition teams are already efficiently integrating the two organizations, and we expect to rapidly capitalize on the many growth opportunities and cost synergies we have identified. These acquired businesses are staffed with very talented and innovative individuals, and we welcome them to the Arch family."

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Headquartered in Norwalk, Connecticut, Arch Chemicals, Inc. is a global specialty chemicals company with $1 billion in annual sales. Together with its subsidiaries, Arch has 3,000 employees and manufacturing and customer support centers in North America, South America, Europe, Asia and Africa. Arch and its subsidiaries have leadership positions in three business segments -- Treatment Products, Microelectronic Materials and Performance Products -- and they serve leading customers in these markets with forward-looking solutions to their chemical needs. For more information, visit www.archchemicals.com.

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Except for historical information contained herein, the information set forth in this communication contains forward-looking statements that are based on management's beliefs, certain assumptions made by management and management's current expectations, estimates and projections about the markets and economy in which Arch and its various businesses operate. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "opines," "plans," "predicts," "projects," "should," "targets," "will," and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("Future Factors"), which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expected or forecasted in such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Future Factors which could cause actual results to differ materially from those discussed include but are not limited to: general economic and business and market conditions; lack of economic recovery



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in 2004 in the U.S.; lack of moderate growth or recession in European economies; increases in interest rates; economic conditions in Asia; worsening economic and political conditions in Venezuela; strengthening of the U.S. dollar against foreign currencies; customer acceptance of new products; efficacy of new technology; changes in U.S. laws and regulations; increased competitive and/or customer pressure; the Company's ability to maintain chemical price increases; higher-than-expected raw material costs for certain chemical product lines; increased foreign competition in the calcium hypochlorite markets; lack of continued recovery in the semiconductor industry; unfavorable court, arbitration or jury decisions; the supply/demand balance for the Company's products, including the impact of excess industry capacity; failure to achieve targeted cost-reduction programs; unsuccessful entry into new markets for electronic chemicals; capital expenditures in excess of those scheduled; environmental costs in excess of those projected; the occurrence of unexpected manufacturing interruptions/outages at customer or company plants; reduction in expected government contract orders and/or the failure to renew or extend the U.S. government contract for hydrazine propellants; unfavorable weather conditions for swimming pool use; inability to expand sales in the professional pool dealer market; and gains or losses on derivative instruments.